UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2008

 IMMUNOSYN CORPORATION

 (Exact Name of Registrant as Specified in Charter)

Delaware	005-82677	20-5322896
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4225 Executive Square, Suite 260 La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 200-2320

 Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|X | Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Investor Presentation

Below is a copy of the press release dated, January 17, 2008, relating to the results of the first phase of a formal “Proof of Concept Trial” for the biopharmaceutical SF-1019 in Europe for treatment of Diabetic Ulcers.

IMMUNOSYN ANNOUNCES THE SUCCESSFUL COMPLETION
OF FIRST PHASE “PROOF OF CONCEPT TRIAL” IN EUROPE
FOR TREATMENT OF DIABETIC ULCERS WITH BIOPHARMECEUTICAL SF-1019

January 17, 2008

LA JOLLA, Calif., Jan. ____ /PRNewswire-FirstCall/ -- Immunosyn Corporation (OTC Bulletin Board: IMYN - News) announced today that the first phase of a formal "Proof of Concept Trial" for the biopharmaceutical SF-1019 has been successfully completed in Europe for treatment of Diabetic Ulcers.

The Board of Immunosyn was advised as to the success of this important phase of the “Proof of Concept Trial" by Argyll Biotechnologies, LLC its strategic partner and largest shareholder. Argyll Biotechnologies is the developer and licensor of SF-1019, for which Immunosyn has been granted the world-wide rights to market, sell and distribute under an exclusive license agreement.
The primary purpose of the “Proof of Concept Trial" is to further evaluate the safety and efficacy of SF-1019 in the treatment of Diabetic Ulceration and its effect on Diabetic Polyneuropathy in Type 1 Diabetes Mellitus by both subcutaneous injection and by topical application.

Regarding the "Proof of Concept Trial,” Professor Angus Dalgleish, MBBS, BSc, MD, FRCP, RACP, FRCPath, FMedSci, Chief Scientist and Consultant Medical Officer for Argyll Biotechnologies, LLC stated that, “This first very important phase in the development of SF-1019, which was undertaken at a European venue, has indicated that SF-1019 promotes wound healing and almost certainly induces growth factors.” “When systemically delivered, SF-1019 has shown the rapid resolution of long standing chronic lesions which is very impressive. And the topical application of SF-1019, while showing promise, in that a 5mm deep wound became closed, needs, as expected, unlike the subcutaneous method, more short-term development in order to improve the delivery methodology,” he added.

Clinical Director for Argyll Biotechnologies, David Maizels, MD, MSc, MRCS, LRCP, has also advised that, “Because of the positive results, which both the independent clinical team and I have observed during the first phase of the "Proof of Concept Trial" and with the absence of any adverse side effects, the trial will go forward to the next phase and will be expanded to cover a wider group of patients.”

It is expected that the next phase will be completed during the first half of 2008 and that larger-scale independently-managed formal Clinical Trials, leading to a licensed product in Europe, will take place shortly thereafter at a world-renowned specialist wound healing clinic.

“The success of this phase of the trial is yet another substantial milestone in moving toward approval of SF-1019 in Europe for use with Diabetic Ulcers,” said Stephen D. Ferrone, President and CEO of Immunosyn. “We feel that beyond whatever the potential revenue might be for Immunosyn, from possible future approval and sales of SF-1019, is the significant and compassionate role that SF-1019 could eventually play in filling an unmet need in the arena of wound healing. According to the International Diabetes Federation (IDF), of the 250 million people globally who suffer from Diabetes Mellitus one out of six will develop a Diabetic Ulcer. To put that into perspective, currently, worldwide, one person every 30 seconds has a limb amputated due to Diabetes, 85% of which are preceded by a Diabetic Ulcer; and, as unbelievable as it seems, until now there have been no known therapies to remedy this tragic condition,” said Mr. Ferrone.

About Immunosyn Corporation

La Jolla, CA-headquartered Immunosyn Corporation (IMYN.OTC.BB) plans to market and distribute life enhancing therapeutics. Currently, the company has exclusive worldwide rights from its largest shareholder, Argyll Biotechnologies, LLC, to market, sell and distribute SF-1019, a compound that was developed from extensive research into Biological Response Modifiers (BRMs). Argyll Biotechnologies, LLC has initiated the process for regulatory approval of SF-1019 in several countries and preparations for clinical trials are underway in both the US and Europe. Research suggests that SF-1019 has the potential to affect a number of clinical conditions including complications from Diabetic Mellitus such as Diabetic Neuropathy (DN) and diabetic ulcers (DU), auto-immune disorders such as Multiple Sclerosis (MS) and neurological disorders such as Chronic Inflammatory Demyelinating Polyneuropathy (CIDP) and Reflex Sympathetic Dystrophy Syndrome (RSD or RSDS). (For more information on Immunosyn and SF-1019 go to http://www.immunosyn.com)

The above news release contains forward-looking statements. These statements are based on assumptions that management believes are reasonable based on currently available information, and include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and are subject to a wide range of business risks, external factors and uncertainties. Actual results may differ materially from those indicated by such forward-looking statements. For additional information, please consult the Company's most recent public filings and Annual Report on Form 10-K for its most recent fiscal year. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOSYN CORPORATION

Date: January 23, 20087	By:	/s/ Stephen D. Ferrone
Stephen D. Ferrone,
President